Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2023 with respect to the consolidated statements of financial position of Hammerhead Resources Inc. as of December 31, 2022 and 2021 and the related consolidated statements of profit (loss) and comprehensive profit (loss), consolidated statements of changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022 in Post-Effective Amendment No. 1 to the Registration Statement on Form F-4 (the "Registration Statement") of Hammerhead Energy Inc.

We also consent to the inclusion of our report dated March 28, 2023 with respect to the consolidated statements of financial position of Hammerhead Energy Inc. as of December 31, 2022 and the related consolidated statements of profit (loss) and comprehensive profit (loss), consolidated statements of changes in equity and cash flows for the period from September 1, 2022 (Inception) through December 31, 2022 in the Registration Statement.

/s/ Ernst & Young LLP

Chartered Professional Accountants, Licensed Public Accountants

Calgary, Canada

March 28, 2023